NUMBER 1384

SHARES

DESERT HAWK GOLD CORP.

AUTHORIZED COMMON STOCK:
100,000,000 SHARES
PAR VALUE: $.01

NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT.
INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA.

CUSIP NO. 25039W 10 1

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Shares of DESERT HAWK GOLD CORP. Common Stock transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

Robert E Jorgensen
SECRETARY

DESERT HAWK GOLD CORP.
CORPORATE
Seal
NEVADA

Rick Havenstrite
PRESIDENT

OTC STOCK TRANSFER INC. • Salt Lake City, Utah

COUNTERSIGNED & REGISTERED

COUNTERSIGNED Transfer Agent-Authorized Signature